Attachment to Form N-SAR for Fortis Growth Fund, Inc.

Sub-item 77C:

At a special meeting of shareholders of Fortis Growth
Fund, Inc., held on September 14, 2000, the following individuals were elected as directors: Richard W.
Cutting, Allen R. Freedman, Dr. Robert M. Gavin, Jean
L. King, Dean C. Kopperud, Phillip O. Peterson, Robb L.
Prince, Leonard J. Santow, Noel F. Schenker, Dr. Lemma
W. Senbet and Joseph M. Wikler. Greater than 95% of the Fund's outstanding shares that were present at the meeting were voted affirmatively for each of the directors elected at this meeting.

At this same meeting, shareholders approved the following proposals:

- The elimination or modification of certain fundamental investment policies, namely:

     - The policies regarding borrowing and the issuance of senior securities were modified so that the Fund will not borrow money or issue senior securities, except as permitted under the Investment Company Act of 1940, as amended, and as interpreted or modified from time to time by any regulatory authority having jurisdiction. The shareholders of the Fund voting on this modification approved the proposal, with
     14,820,968 voting "for" and 957,603 voting
     "against" the proposal.

     - The policy regarding concentration in a particular industry was modified so that the Fund will not concentrate its investments in a particular industry, as that term is used in the Investment Company Act of 1940, as amended, and as interpreted or modified from time to time by any regulatory authority having jurisdiction. For purposes of this limitation, the U.S. Government, and state or municipal governments and their political subdivisions, are not considered members of any industry. The shareholders of the Fund voting on this modification approved the proposal, with 14,973,745 voting "for" and 799,560 voting
     "against" the proposal.

     - The policy regarding the underwriting of securities was modified. As a result of this modification, the Fund will not act as an underwriter of securities of other issuers, except to the extent that, in connection with the disposition of portfolio securities, it may be deemed an underwriter under applicable laws. The shareholders of the Fund voting on this modification approved the proposal, with
     15,038,081 voting "for" and 701,709 voting
     "against" the proposal.

     - The policy regarding investments in real estate was modified so that the Fund will not purchase or sell real estate unless acquired as a result of ownership of securities or other instruments, but this shall not prevent the Fund from investing in securities or other instruments backed by real estate or interests therein or in securities of companies that deal in real estate or mortgages.
     The shareholders of the Fund voting on this modification approved the proposal, with
     14,934,142 voting "for" and 823,982 voting
     "against" the proposal.

     - The policy regarding the purchase of commodities was modified so that the Fund will not purchase physical commodities or contracts relating to physical commodities. The shareholders of the Fund voting on this modification approved the proposal, with 14,768,097 voting "for" and 997,184 voting "against" the proposal.

     - The policy regarding lending was modified so that the Fund may not make loans except as permitted under the Investment Company Act of 1940, as amended, and as interpreted or modified from time to time by any regulatory authority having jurisdiction. The shareholders of the Fund voting on this modification approved the proposal, with 14,728,488 voting "for" and 1,036,724 voting
     "against" the proposal.

     - The policy restricting the Fund's ability to pledge, mortgage or hypothecate its assets were eliminated. The Fund originally adopted these fundamental policies in order to comply with state securities laws that no longer apply. The shareholders of the Fund voting on this modification approved the proposal, with
     14,426,072 voting "for" and 1,281,115 voting
     "against" the proposal.

     - The policy prohibiting the short sales of securities by the Fund was eliminated. The Fund had adopted this policy in order to comply with state securities laws that no longer apply. The shareholders of the Fund voting on this modification approved the proposal, with
     14,413,898 voting "for" and 1,349,369 voting
     "against" the proposal.

     - The policy limiting the Fund from investing more than 5% of the value of its assets in restricted securities was eliminated. The shareholders of the Fund voting on this modification approved the proposal, with 14,519,463 voting "for" and 1,195,246 voting "against" the proposal.

     - The policy prohibiting the Fund's investment in options transactions was eliminated. The shareholders of the Fund voting on this modification approved the proposal, with
     14,501,063 voting "for" and 1,215,730 voting
     "against" the proposal.

- To ratify KPMG LLP as the independent public accountants of Fortis Growth Fund, Inc. The shareholders of the Fund voting on this modification approved the proposal, with 16,832,297 voting "for" and 235,387 voting "against" the proposal.